Exhibit 99.1

PICOCHIP, INC.

REPORT OF INDEPENDENT AUDITOR

The Board of Directors

picoChip, Inc.

We have audited the accompanying consolidated balance sheets of picoChip, Inc. (the “Company”) as of December 31, 2011 and 2010 and the related consolidated statements of operations, redeemable convertible preferred stock and stockholders’ deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2011 and 2010, and the results of its operations and its cash flows for the years ended December 31, 2011 and 2010, in conformity with accounting principles generally accepted in the United States of America.

As described in Note 14, the Company was acquired by Mindspeed Technologies, Inc. on February 6, 2012.

/s/ Deloitte & Touche LLP

San Jose, California

June 1, 2012

PICOCHIP, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

	December 31,	December 31,
	2011	2010
ASSETS
Current Assets
Cash	$158	$8,164
Accounts receivable, net of allowance for doubtful accounts of $124 and $611 at December 31, 2011 and 2010	2,130	3,246
Inventories	1,162	2,834
Research and development grants receivable	3,411	3,524
Prepaid expenses and other current assets	1,018	1,432

Total current assets	7,879	19,200
Property and equipment, net	2,779	3,493
Licensed and purchased intangibles, net	2,242	1,321
Other assets	—	156

Total assets	$12,900	$24,170

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current Liabilities
Accounts payable	$3,712	$2,990
Accrued compensation and benefits	623	443
Deferred revenue	1,169	2,134
Other current liabilities	2,901	4,684
Capital lease obligation, current portion	118	104
Loans classified as current liabilities	4,928	6,824
Convertible loan notes	9,716	—

Total current liabilities	23,167	17,179
Preferred stock warrants liability	495	192
Capital lease obligation	102	198
Deferred revenue, long-term	7,920	7,294
Other long-term liabilities	1,431	1,780

Total liabilities	33,115	26,643

Commitments and contingencies (Note 11)
Redeemable Convertible Preferred Stock
Redeemable convertible preferred stock, $0.0001 par value, 27,743 and 21,843 shares authorized at December 31, 2011 and 2010; 21,143 shares issued and outstanding at December 31, 2011 and 2010	80,925	80,925

Stockholders’ Deficit
Series D-1 convertible preferred stock , $0.0001 par value, 275 shares authorized at December 31, 2011 and 2010; 0 shares issued and outstanding at December 31, 2011 and 2010.	—	—
Series E-1 convertible preferred stock , $0.0001 par value, 3,665 shares authorized at December 31, 2011 and 2010; 3,552 shares issued and outstanding at December 31, 2011 and 2010.	225	225
Series F-1 convertible preferred stock, $0.0001 par value, 500 shares authorized at December 31, 2011 and 2010; 438 shares issued and outstanding at December 31, 2011 and 2010.	44	44
Common stock, $0.0001 par value, 51,000 and 45,000 shares authorized at December 31, 2011 and 2010; 2,247 and 1,925 shares issued and outstanding at December 31, 2011 and 2010	—	—
Additional paid-in capital	12,305	11,945
Accumulated deficit	(113,714)	(95,612)

Total stockholders’ deficit	(101,140)	(83,398)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$12,900	$24,170

See accompanying notes to the consolidated financial statements.

PICOCHIP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	Year Ended December 31,
	2011	2010
Revenue:
Products	$11,567	$21,078
Software and maintenance	2,160	3,466

Total revenue	13,727	24,544
Costs and operating expenses:
Cost of products sold	4,974	10,561
Research and development	10,653	10,869
Selling, general and administrative	15,050	13,957

Total costs and operating expenses	30,677	35,387

Loss from operations	(16,950)	(10,843)
Interest expense	(1,368)	(873)
Other income, net	519	135

Loss before income taxes	(17,799)	(11,581)
Provision for income taxes	(303)	(186)

Net loss	$(18,102)	$(11,767)

See accompanying notes to the consolidated financial statements.

PICOCHIP, INC.

CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

(in thousands)

	Redeemable Convertible Preferred Stock		Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at January 1, 2010	10,913	61,641	3,552	225	1,913	—	11,395	(83,845)	(72,225)
Net loss	—	—	—	—	—	—	—	(11,767)	(11,767)
Issuance of common stock from the exercise of stock options	—	—	—	—	12	—	—	—	—
Issuance of Series F preferred stock, net of issuance costs of $209	8,420	15,834	—	—	—	—	—	—	—
Issuance of Series F preferred stock upon conversion of convertible loan notes	1,810	3,450	—	—	—	—	—	—	—
Issuance of Series F-1 preferred stock	—	—	438	44	—	—	—	—	44
Stock-based compensation	—	—	—	—	—	—	550	—	550

Balance at December 31, 2010	21,143	80,925	3,990	269	1,925	—	11,945	(95,612)	(83,398)
Net loss	—	—	—	—	—	—	—	(18,102)	(18,102)
Issuance of common stock from the exercise of stock options	—	—	—	—	322	—	10	—	10
Stock-based compensation	—	—	—	—	—	—	350	—	350

Balance at December 31, 2011	21,143	$80,925	3,990	$269	2,247	$—	$12,305	$(113,714)	$(101,140)

See accompanying notes to the consolidated financial statements.

PICOCHIP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2011	2010
Cash Flows From Operating Activities
Net loss	$(18,102)	$(11,767)
Adjustments required to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,338	1,392
Provision for bad debts	89	679
Stock-based compensation	350	550
Loss on disposal of property and equipment and intangibles	—	63
Non-cash interest expense	568	475
Change in fair value of preferred stock warrants	240	75
Non-cash service fee paid for with warrants	63	—
Loss on extinguishment of put option	—	234
Change in fair value of derivative instruments	(806)	(511)
Changes in assets and liabilities:
Accounts receivable	1,027	(1,187)
Inventories	1,672	(1,100)
Research and development grants receivable	113	134
Prepaid expenses and other current assets	414	(660)
Other assets	156	289
Accounts payable	722	1,130
Accrued compensation and benefits	180	(28)
Deferred revenue	(339)	(1,045)
Other liabilities	(2,132)	1,884

Net cash used in operating activities	(13,447)	(9,393)

Cash Flows From Investing Activities
Purchases of property and equipment	(624)	(2,641)
Purchases of intangible assets	(1,893)	(1,343)

Net cash used in investing activities	(2,517)	(3,984)

Cash Flows From Financing Activities
Proceeds from issuance of debt	3,709	6,749
Proceeds from issuance of convertible loan notes	10,000	1,668
Payments made on debt	(5,651)	(4,945)
Payments made on capital lease obligations	(110)	(45)
Proceeds from issuance of preferred stock, net of issuance costs	—	15,834
Proceeds on stock options exercised	10	—

Net cash provided by financing activities	7,958	19,261

Net increase (decrease) in cash	(8,006)	5,884
Cash at the beginning of the period	8,164	2,280

Cash at end of period	$158	$8,164

See accompanying notes to the consolidated financial statements.

PICOCHIP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.	The Company

picoChip, Inc. (the Company or Picochip) is a privately owned company incorporated in the state of Delaware, in the United States, on January 7, 2004. The Company has two wholly-owned subsidiaries, Picochip UK and Picochip (Beijing) Technology Company Ltd (Picochip China). The Company is a supplier of integrated system-on-chip solutions for small cell base stations.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The Company’s consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (US GAAP), and include the accounts of Picochip, Inc. and its wholly owned subsidiaries. All inter-company balances and transactions between the Company and its subsidiaries have been eliminated.

The Company has incurred recurring operating losses since inception and has an accumulated deficit of $113.7 million, negative working capital of $15.3 million, and a total stockholders’ deficit of $101.1 million as of December 31, 2011. As discussed in Note 14, the Company has been acquired by Mindspeed Technologies, Inc. (Mindspeed) on February 6, 2012, for a purchase price that comprises $26.7 million in cash, 5.2 million shares of Mindspeed common stock and contingent consideration of up to $25.0 million.

The accompanying financial statements have been prepared assuming the Company will continue to operate as a going concern, which contemplates the realization of assets and the settlement of liabilities in the normal course of business. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from uncertainty related to the Company’s ability to continue as a going concern.

Use of Estimates

The preparation of consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Among the significant estimates affecting the Company’s consolidated financial statements are those relating to revenue recognition, inventory valuation, allowances for doubtful accounts, impairment of long-lived assets, fair value of preferred stock warrants, fair value of embedded derivatives, income taxes and valuation of equity instruments. Management regularly evaluates its estimates and assumptions based upon historical experience and various other factors that the Company believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. To the extent that actual results differ from those estimates, the Company’s future results of operations may be affected.

Revenue Recognition

The Company generates revenue from the sale of semi-conductor products, the sale and license of software and the sale of software maintenance contracts. Software is usually sold with maintenance in multiple-element arrangements.

The Company recognizes revenue when persuasive evidence of a sale arrangement exists, delivery occurs or services are rendered, the sales price or fee is fixed or determinable and collectability is reasonably assured.

For most product sales, revenue is recognized on products shipped directly to customers at the time they are shipped and title and risk of loss transfer to the customer, in accordance with the terms specified in the arrangement, provided the four above-mentioned revenue recognition criteria are met. The Company accounts for promotional rebates offered to certain customers as a reduction of revenue at the time revenue is being recognized.

The Company’s multiple-element sales arrangements usually include one or more software licenses (some of which may still be in development), and maintenance, and may also include specified software upgrades. Revenue is allocated to each element based on its relative fair value determined using vendor specific objective evidence (VSOE) of each element, provided VSOE exists for all elements in the arrangement. Where VSOE of fair value for an undelivered element cannot be determined, all revenue in the arrangement is deferred until the undelivered elements are delivered and all other revenue recognition criteria have been satisfied. Where the undelivered element is software maintenance, revenue is recognized straight-line over the contractual term of the maintenance service. In all periods presented, the Company did not have

PICOCHIP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

VSOE of fair value for any of its deliverables. Consequently, revenue in multiple element arrangements is deferred and included in deferred revenues when there are undelivered elements. Beginning on the date the last of the contracted software licenses or upgrades are delivered, revenue is recognized straight-line over the term of the maintenance service, usually twelve months.

On January 1, 2011, with respect to new or significantly modified revenue arrangements, the Company prospectively adopted the changes in the software revenue recognition rules contained in Accounting Standards Update (ASU) No. 2009-14, Certain Revenue Arrangements That Include Software Elements. This ASU removes tangible products containing software components and non-software components that function together to deliver the product’s essential functionality from the scope of the software revenue recognition rules. The adoption did not have a significant impact on the Company’s revenue or results of operations for the year ended December 31, 2011, as most of the Company’s multiple element software transactions include only incidental tangible products.

Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less from the date of purchase to be cash equivalents.

Inventories

Inventories include materials, labor and overheads and are stated at the lower of cost or market value. Cost is computed using the standard cost, which approximates actual costs, on a first-in, first-out basis. The valuation of inventories at the lower of cost or market value requires the use of estimates as to the amounts of current inventories that will be sold. These estimates are dependent on the Company’s assessment of current and expected orders from its customers, and orders generally are subject to cancellation with limited advance notice prior to shipment.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which is three years for machinery and equipment. Amortization for leasehold improvements is computed using the straight-line method over the shorter of the term of the lease or estimated useful lives of the assets. Expenditures for repairs and maintenance are expensed as incurred.

The Company leases certain of its equipment under capital lease agreements. The assets and liabilities under capital leases are initially recorded at the fair value of the assets under lease. Amortization expense of assets acquired through capital leases is included in depreciation and amortization expense in the statements of operations.

Licensed and Purchased Intangibles

Intangible assets consist of licensed and purchased intellectual property and purchased patents. Intangible assets with finite useful lives are amortized over a three-year period using a method that reflects the pattern in which the economic benefits of the intangible asset are consumed or, if that pattern cannot be reliably determined, using a straight-line amortization method.

Leases

Certain operating lease agreements may entitle the Company to receive rent holidays or include periodic payment increases over the lease term. Accordingly, rent expense under operating leases is recognized on a straight-line basis over the original lease term, inclusive of predetermined minimum rent escalations or modifications and rent holidays.

Impairment of Long-lived Assets

The Company evaluates its long-lived assets, including property and equipment and intangible assets with finite lives, for impairment whenever events or changes in circumstances indicate that the carrying amount of long-lived assets may not be recoverable. The determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the asset and its eventual disposition. When impairment is indicated for a long-lived asset, the amount of impairment loss is the excess of net book value over fair value. Fair value is determined based on quoted market prices, where available, or is estimated as the present value of the expected future cash flows from the asset or asset group discounted at a rate commensurate with the risk involved. There were no impairment charges taken in any of the periods presented.

PICOCHIP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

Preferred Stock Warrant Liability

The Company accounts for freestanding warrants to purchase shares of its redeemable convertible preferred stock as a liability at fair value. The preferred stock warrants are recorded as a liability because the underlying shares of redeemable convertible preferred stock may obligate the Company to transfer assets at some point in the future. The warrants are subject to remeasurement to fair value at each balance sheet date and any change in fair value is recognized as a component of other income (expense), net, in the consolidated statements of operations. The Company will continue to adjust the liability for changes in fair value until the earlier of the exercise or expiration of the warrants, the completion of a deemed liquidation event, conversion of redeemable convertible preferred stock into common stock, or until the holders of the redeemable convertible preferred stock can no longer trigger a deemed liquidation event. At that time, the preferred stock warrant liability will be reclassified to convertible preferred stock or to common stock in the event of conversion of redeemable convertible preferred stock into common stock.

Foreign Currency Translation

The Company’s foreign operations are subject to exchange rate fluctuations and foreign currency transaction costs. The functional currency of the Company and all of its foreign subsidiaries is the US dollar as this is the currency of the primary economic environment in which each of these entities operates. Gains and losses resulting from foreign currency transactions are recognized in earnings and have not been material for any period presented.

Capitalized Software Development Costs

The Company charges product development costs to expense as incurred until technological feasibility is attained and all other research and development activities for the product have been completed. Technological feasibility is attained when the planning, design and testing phase related to the development of the Company’s software has been completed and the software has been determined viable for its intended use. The time between the attainment of technological feasibility and the completion of software development has historically been relatively short with immaterial amounts of development costs incurred during this period. Accordingly, the Company has not capitalized any software development costs.

Research and Development

Research and development costs are expensed as incurred.

Offset against research and development expenditures are government grants received for research and development investment of $3.6 million and $3.4 million in the years ended December 31, 2011 and 2010, respectively. As the grant is paid without regard to taxable income, the credit has been netted against the research and development expenditures rather than with the tax provision. These grants are recognized when a legal right to the grant exists, there is reasonable assurance that both the terms and conditions associated with the grant will be fulfilled and the grant proceeds will be received.

PICOCHIP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

Advertising Expense

Advertising expenses are charged to expense when incurred and are included in selling, general and administrative expenses.

Stock-based Compensation

The Company accounts for all stock-based compensation transactions using a fair-value method and recognizes the fair value of each award as an expense over the service period. The Company estimates the fair value of stock options granted using the Black-Scholes option-pricing model. The use of the Black-Scholes model requires a number of estimates, including the expected option term, the expected volatility in the price of the Company’s common stock, the risk-free rate of interest, the dividend yield on the Company’s common stock and the estimated fair value of the Company’s common stock at the date of the grant. The Company recognizes stock-based compensation expense using a straight-line method over the requisite service period of the individual grants, which generally equals the vesting period.

Judgment is required in estimating the number of stock-based awards that the Company expects will ultimately vest upon the fulfilment of service conditions (such as time-based vesting). The financial statements include amounts that are based on the Company’s best estimates and judgments.

Income Taxes

The Company accounts for income taxes using the asset and liability method, whereby deferred tax assets and liabilities are determined based on the temporary differences between the financial reporting and tax bases of assets and liabilities, applying enacted statutory tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is recorded when it is more likely than not that some or all of the deferred tax assets will not be realized.

The Company records net deferred tax assets to the extent that it believes these assets will more likely than not be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations.

The Company uses a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more likely than not of being realized upon settlement. The Company classifies the liability for unrecognized tax benefits as current to the extent that the Company anticipates payment of cash within one year. The Company recognizes interest and penalties related to unrecognized tax benefits in the tax provision, and they were immaterial in all periods presented.

Comprehensive Income (Loss)

Comprehensive income (loss) consists of two components, net loss and other comprehensive income (loss). Through December 31, 2011, there was no other comprehensive income (loss) and, therefore, comprehensive income (loss) is equal to net loss.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to a concentration of credit risk consist principally of cash and accounts receivable. Deposits held with banks may exceed the amount of insurance provided on such deposits.

Credit risk with respect to accounts receivable is mitigated by the relatively short collection period. Collateral is not required for accounts receivable. The Company maintains an allowance for doubtful accounts receivable balances. The allowance is based upon historical loss patterns, the number of days that billings are past due, and an evaluation of the potential risk of loss associated with delinquent accounts.

PICOCHIP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

Embedded derivatives

A derivative embedded in a non-derivative hybrid contract is separated from the host contract when its risks and characteristics are not clearly and closely related to those of the host contract and the hybrid contract is not measured at fair value with changes in fair value recognized in profit or loss. An embedded derivative that is separated from its host contract is measured at fair value with changes in fair value recognized as a component of other income (expense), net, in the consolidated statements of operations.

The various issuances of convertible loan notes include a provision that in the event of a subsequent financing the holders may elect to convert the convertible loan notes into new issued shares. The number of conversion shares to be issued upon such conversion is equal to the quotient obtained by dividing the outstanding principal and unpaid accrued interest by a price that is discounted from the price paid per share by the investors in the new financing. This contingent redemption feature meets the definition of an embedded derivative (put option) and has been bifurcated and marked to market through the statement of operations.

3.	Supplemental Financial Statement Data

Inventories

Inventories consisted of the following (in thousands):

	December 31,
	2011	2010
Work-in-process	$694	$2,150
Finished goods	468	684

	$1,162	$2,834

Property and Equipment, Net

Property and equipment, net, consisted of the following (in thousands):

	December 31,
	2011	2010
Machinery and equipment	$6,618	$5,956
Leasehold improvements	1,020	1,030

	7,638	6,986
Accumulated depreciation and amortization	(4,859)	(3,493)

Property and equipment, net	$2,779	$3,493

Property and equipment acquired under capital leases are as follows (in thousands):

	December 31,
	2011	2010
Machinery and equipment	$409	$382
Accumulated amortization	(219)	(92)

Machinery and equipment, net	$190	$290

Depreciation and amortization expense for the years ended December 31, 2011 and 2010, was $1.4 million and $725,000, respectively.

PICOCHIP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

Licensed and Purchased Intangibles, Net

Intangible assets consisted of the following (in thousands):

	December 31,
	2011	2010
Licensed and purchased intellectual property	$4,902	$3,009
Less: accumulated amortization	(2,660)	(1,688)

Licensed and purchased intangibles, net	$2,242	$1,321

Amortization expense recorded for the years ended December 31, 2011 and 2010 was $972,000 and $667,000, respectively.

Amortization expense for the estimated useful life of the license and purchased intellectual property is as follows (in thousands):

Year Ending December 31,	Amortization of Intangible Assets
2012	$1,161
2013	859
2014	222

Total	$2,242

Other Current Liabilities

Other current liabilities consist of the following (in thousands):

	December 31,
	2011	2010
Accrued bonuses	$842	$606
Settlement claim accrual	481	481
Accrued rebate	—	1,821
Other accrued expenses	1,578	1,776

Total	$2,901	$4,684

Other Long Term Liabilities

Other long term liabilities consist of the following (in thousands):

	December 31,
	2011	2010
Settlement claim accrual	$1,373	$1,717
Other	58	63

Total	$1,431	$1,780

Supplemental Cash Flow Information

	Year Ended December 31,
	2011	2010
Interest paid	$418	$334
Income taxes paid	303	186
Non-cash investing activities consisted of the following:
Conversion of convertible loan notes into preferred stock	—	3,450
Purchase of property and equipment under capital leases	29	313

PICOCHIP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

Customer Concentrations

The following customers accounted for 10% or more of net revenue in the periods presented:

	Year Ended December 31,
	2011	2010
Customer A	*	24%
Customer B	*	10%
Customer C	20%	35%
Customer G	24%	*
*	Less than 10%

The following customers accounted for 10% or more of total accounts receivable at each period-end:

	December 31,
	2011	2010
Customer A	*	18%
Customer C	50%	37%
Customer D	*	16%
Customer E	*	10%
Customer G	10%	*
Customer H	13%	*
*	Less than 10%

4.	Fair Value Measurements

The Company measures certain assets and liabilities at fair value based on an expected exit price as defined by the authoritative guidance on fair value measurements, which represents the amount that would be received on the sale of an asset or paid to transfer a liability, as the case may be, in an orderly transaction between market participants. As such, fair value may be based on assumptions that market participants would use in pricing an asset or liability. Due to the short-term nature of accounts receivable and accounts payable, the carrying value approximates fair value. The authoritative guidance on fair value measurements establishes a consistent framework for measuring fair value on either a recurring or non-recurring basis whereby inputs, used in valuation techniques, are assigned a hierarchical level, from level 1 to 3. The Company categorizes each of our fair value measurements in one of these three levels based on the lowest level input that is significant to the fair value measurement in its entirety. The following are the hierarchical levels of inputs to measure fair value:

•	Level 1: Inputs that reflect unadjusted prices for identical assets or liabilities traded in active markets.

•

Level 2: Inputs are based on quoted prices for identical assets or liabilities in markets that are not active; quoted prices for similar assets or liabilities in active markets; inputs other than quoted prices that are observable for the assets or liabilities; or inputs that are derived principally from or corroborated by observable market data by correlation or other means.

•

Level 3: Unobservable inputs reflecting the Company’s assumptions incorporated in valuation techniques used to determine fair value. These assumptions are required to be consistent with market participant assumptions that are reasonably available.

PICOCHIP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

The following table represents financial assets and liabilities that the Company measured at fair value:

	Fair Value Measurement Using
	Quoted Prices in Active Markets for Identical Instruments (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
	(in thousands)
Fair values as of December 31, 2010
Liabilities:
Preferred stock warrants	$—	$—	$192	$192

Total liabilities measured at fair value	$—	$—	$192	$192

Fair values as of December 31, 2011
Liabilities:
Fair value of embedded option in convertible loan notes	$—	$—	$—	$—

Preferred stock warrants	$—	$—	$495	$495

Total liabilities measured at fair value	$—	$—	$495	$495

The following table provides a roll-forward of the fair value of the preferred stock warrants, bifurcated embedded options on convertible loan notes and options to purchase Series F-1 shares (which are collectively referred to as the options related to convertible loan notes). All these instruments are categorized as Level 3 for the years ended December 31, 2011 and 2010 (in thousands):

	Preferred stock warrants	Fair value of options related to convertible loan notes
Balance as of December 31, 2009	25	272
Issuance of embedded option in convertible loan notes	—	283
Issuance of warrants in connection with loan and security agreement	92	—
Issuance of Series F-1 preferred stock on exercise of options	—	(44)
Remeasurement losses/(gains) recognized in earnings	75	(511)

Balance as of December 31, 2010	192	—
Issuance of embedded option in convertible loan notes	—	806
Issuance of warrants in connection with loan and security agreement	63	—
Remeasurement losses/(gains) recognized in earnings	240	(806)

Balance as of December 31, 2011	$495	$0

The Company’s preferred stock warrants and the options related to convertible loan notes are categorized as Level 3. These instruments were classified as Level 3 because they were valued based on unobservable inputs and management’s judgment due to the absence of quoted market prices, inherent lack of liquidity and the nature of such financial instruments. The Company performs a fair value assessment of the preferred stock warrants, embedded options and options to purchase preferred stock at each reporting period when such instruments are outstanding. Inherent to such assessment are the assumptions that are subjective and involve significant management judgment.

The fair value of the preferred stock warrant liability was estimated using an option pricing method, factoring in the liquidation preferences and conversion rights of each warrant series. The option pricing model treats convertible preferred stock as call options on a business, with exercise prices based on the aggregate liquidation preferences of the convertible preferred stock. The option pricing model uses the Black-Scholes option pricing model to price the call option. The option pricing model is appropriate to use when the range of possible future outcomes is so difficult to predict that forecasts would be highly speculative. Any change in fair value is recognized as a component of the other income (expense), net, line item on the consolidated statements of operations.

The Company estimates the fair value of the options related to convertible loan notes based on the expected intrinsic value of such options at the estimated notes conversion or extinguishment date, adjusted for the time value of money and the probability of events that would trigger the conversion. The embedded options in convertible loan notes are recorded at fair value upon issuance of the notes, with the remaining proceeds from issuance allocated to the loan notes. The

PICOCHIP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

embedded options’ initial fair value is recognised as a discount on the loan notes which is accreted to interest expense over the contractual term of the notes using the effective interest method. The embedded options, as well as options to purchase Series F-1 convertible preferred stock, are carried as liabilities and are remeasured at each reporting period end to fair value. Any change in fair value is recognized as a component of the other income (expense), net, line item on the consolidated statements of operations. The embedded options are included in other current liabilities on the balance sheets.

At December 31, 2011, bifurcated options related to the convertible notes had no value as the Company was in negotiations with Mindspeed which resulted in the execution of the definitive purchase agreement on January 5, 2012, and eliminated the possibility of the Company issuing next series of preferred stock into which the notes could be converted at a discount conversion price. The change in fair value was recorded as a gain as a component of the other income (expense), net, line item in the consolidated statements of operations.

5.	Convertible Loan Notes

On December 4, 2009, the Company entered into a Note Purchase Agreement with certain existing investors to issue up to $3.9 million in convertible loan notes (the “First Loan Notes”). On December 4, 2009 and February 2, 2010, the Company issued the First Loan Notes with a principal value of $1.7 million on each date for an aggregate balance of $3.4 million. Under the terms of the Note Purchase Agreement, the First Loan Notes are convertible into either: i) Series E redeemable convertible preferred stock at a fixed conversion price upon request by a majority of the First Loan Note holders and two shares of Series E-1 convertible preferred stock for each Series E stock received; ii) Series E redeemable convertible preferred stock at a fixed conversion price and two shares of Series E-1 redeemable convertible preferred stock for each Series E stock received if requested by a majority of the First Loan Note holders in case of a change in control; iii) repaid at par value, at the option of a majority of the First Loan Note holders; or iv) the next series of preferred stock issued by the Company at a conversion price equivalent to 80% of the issue price of the new series. At the option of the majority of First Loan Note Holders the loan could be repaid inclusive of accumulated interest. The First Loan Notes bear interest at 8% per annum, which was to be added to the principal amount of the First Loan Notes at the time of conversion. On June 15, 2010, the terms of the Note Purchase Agreement were amended to modify the conversion price in the case of a subsequent financing (see iii above) from 80% to 100% of next series issue price. Simultaneously, the First Loan Note holders received an option to purchase the number of shares of Series F-1 convertible preferred stock equal to 25% of the principal of such notes divided by the per share price of the Series F redeemable convertible preferred stock, at a purchase price of $0.0001. (See Note 7 for description of Series F redeemable convertible preferred stock and Series F-1 convertible preferred stock).

On June 15, 2010, the Company completed an issuance of Series F redeemable convertible preferred stock at $1.9054 per share. The First Loan Notes, including accumulated interest of $113,000, totalling $3.5 million, were converted into 1,810,000 shares of Series F redeemable convertible preferred stock. In addition, 438,000 shares of Series F-1 convertible preferred stock were issued at $0.0001.

Conversion of the notes into preferred stock is accounted for as extinguishment due to bifurcation of the embedded options. The gain on conversion of the notes was $0.4 million during the year ended December 31, 2010.

On March 31, 2011, the Company entered into a Note Purchase Agreement with certain existing investors to issue up to $5.0 million in convertible loan notes (the “Second Loan Notes”). On March 31, 2011 and June 24, 2011 the Company received $3.0 million and $2.0 million in proceeds from the Second Loan Notes, respectively. Under the terms of the Note Purchase Agreement, the Second Loan Notes are convertible into: i) the next series of preferred stock issued by the Company at a conversion price equivalent to 90% of the issue price of the next series; ii) shares of Series F redeemable convertible preferred stock at $1.9054 per share upon request by a majority of the Second Loan Notes holders; iii) Series F redeemable convertible preferred stock at a fixed conversion price upon request by a majority of the Second Loan Notes holders in case of a change in control; or iv) repaid at par value, at the option of a majority of the Second Loan Note holders. The Second Loan Notes bear interest at 6% per annum, which was to be added to the Second Loan Note principal at the time of conversion. The Second Loan Notes were to be repaid on December 31, 2011, in the event such notes are not converted or repaid prior to that date.

On July 26, 2011, the Company entered into a Note Purchase Agreement with certain existing investors and issued $5.0 million in convertible loan notes (the “Third Loan Notes”). Under the terms of the Note Purchase Agreement, the Third Loan Notes are convertible into: i) the next series of preferred stock issued by the Company at a conversion price equivalent to 90% of the issue price of the next series; ii) shares of Series F redeemable convertible preferred stock at $1.9054 per share upon request by a majority of the Third Loan Notes holders; iii) Series F redeemable convertible preferred stock at a fixed conversion price upon request by a majority of the Third Loan Note holders in case of a change

PICOCHIP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

in control; or iv) repaid at par value, at the option of a majority of the Third Loan Note holders. The Third Loan Notes bear interest at 6% per annum, which was to be added to the Third Loan Note principal at the time of conversion. The Third Loan Notes were to be repaid on December 31, 2012, in the event such notes are converted or repaid prior to that date.

Due to the short-term nature of the convertible loan notes, the carrying value approximates the fair value.

The Second and Third outstanding convertible notes were converted to Series F convertible preferred stock upon the acquisition of the Company by Mindspeed, as discussed in Note 14.

6.	Term Loans and Revolving Lines of Credit

On July 3, 2006 and May 4, 2008, the Company entered into loan and security agreements with ETV Capital SA (ETV) for term loans of $5.0 million and $7.5 million, respectively. On October 31, 2008 amounts then outstanding on the two loans were aggregated in the amount of approximately $8.9 million. The aggregated loan had an interest rate of 12.25% and principal and interest were repayable over 30 equal installments ended April 30, 2011.

On November 5, 2010, the Company entered into a loan and security agreement with Silicon Valley Bank (SVB) for a working capital facility of $9.0 million. The facility includes a $4.0 million term loan and a $5.0 million two-year revolving line of credit. The proceeds from the term loan were used to repay amounts due to ETV as of November 5, 2010 of approximately $3.0 million. The term loan bears an interest rate of 8.75% with thirty equal principal repayments of $133,000 per month commencing March 1, 2011 and ending August 1, 2013. A $22,000 arrangement fee has been capitalized and is being amortized over the term loan period using the effective interest method. On November 16, 2011, the loan and security agreement was modified. Under the terms of the modification, the Company was provided with additional advances of up to $2.0 million available in two tranches. The loans bear an interest rate of 8% above prime and include a nonrefundable success fee equal to 10% of the highest amount of the advances and are payable on January 13, 2012. As of December 31, 2011, $2.6 million of the term loan and $1.0 million of the advances associated with the modification are outstanding.

The two-year revolving line of credit is subject to availability against certain eligible accounts receivable, and any borrowings are for funding working capital and general business requirements. The revolving line of credit bears a variable interest rate of SVB Prime rate plus 2.5% to SVB Prime rate plus 3.0% depending on the cash collateral targets. The facility expires in November 2012. As of December 31, 2011, $1.3 million had been drawn down and is outstanding under the line of credit and the balance is included in the Loans classified as current liabilities in the accompanying balance sheet.

The SVB facility is secured by a debenture dated November 5, 2010, providing a fixed and floating charge over all the assets of Picochip Ltd. The Company is guarantor to the loans. In connection with the loan and security agreement, SVB received a warrant to acquire 131,000 shares of Series F preferred stock at $1.9054 per share.

When warrants are issued in connection with a loan arrangement, the fair value of the warrant is determined first and the difference between the total proceeds received and fair value of the warrant is assigned to the loan. The discount on loan as a result of the allocation of proceeds is accreted over the term of the loan using the effective interest method. The $92,000 fair value of the warrant was recorded as a debt discount and is being amortized over the term of the financing arrangement as additional interest expense.

The loan and security agreement contains affirmative and negative covenants which, among other things, require the Company to maintain a minimum cash collateral and to deliver to SVB specified financial information, including annual and monthly financial information, and limit the Company’s ability to (or, in certain circumstances, to permit any subsidiaries to), subject to certain exceptions and limitations: (i) merge with or acquire other companies; (ii) create liens on its property; (iii) incur debt obligations; (iv) enter into transactions with affiliates, except on an arm’s length basis; (v) dispose of property; and (vi) issue dividends or make distributions.

In December 2010 and January 2011, the Company was in breach of a financial covenant relating to its long-term debt with SVB. The Company and SVB agreed to loan modifications which included a reset of the financial covenant. Under the modifications, SVB received warrants to acquire an additional 79,000 shares of Series F redeemable convertible preferred stock at $1.9054 per share. In January 2012, the Company was again in breach of one of its financial covenants with SVB. On January 6, 2012, the Company and SVB agreed to a loan modification which included a reset of the financial covenant.

PICOCHIP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

The SVB term loan has been classified as current at December 31, 2011 and 2010, due to covenant breaches in various periods in 2010, 2011 and in January 2012.

All of the outstanding debt was paid off following the acquisition by Mindspeed as discussed in Note 14.

7.	Preferred Stock

The Company has eight series of preferred stock: Series B, Series C, Series D, Series D-1, Series E, Series E-1, Series F and Series F-1. The preferred stock is convertible into common stock and, except for Series D-1, Series E-1 and Series F-1, is redeemable in certain circumstances at the option of the holders. Redeemable convertible preferred stock was as follows:

	Shares Designated at December 31, 2011	Shares Designated at December 31, 2010	Shares Issued and Outstanding at December 31, 2011 and 2010	Carrying Value at December 31, 2011 and 2010	Aggregate Liquidation Preference at December 31, 2011 and 2010
	(in thousands)
Series B	371	371	360	$2,734	$2,734
Series C	2,277	2,277	2,176	15,523	16,526
Series D	2,968	2,968	2,968	26,812	26,975
Series E	5,627	5,627	5,409	16,572	16,763
Series F	16,500	10,600	10,230	19,284	29,240

	27,743	21,843	21,143	$80,925	$92,238

During the year ended December 31, 2010, the Company issued 8,420,000 shares of Series F for approximately $15.8 million in cash, excluding issuance costs of approximately $209,000, and 438,000 shares of Series F-1 for consideration of $0.0001 per share. In addition, the principal and accrued interest on the First Loan Notes with the aggregate balance of $3.5 million were converted into 1,810,000 shares of Series F.

Significant terms of the convertible preferred stock are as follows:

Voting Rights

Each holder of shares of preferred stock is entitled to the number of votes equal to the number of whole shares of common stock into which such shares of preferred stock could be converted in accordance with the terms of the conversion feature (described below) on the record date for any vote or the date such vote is taken or written consent of stockholders is solicited.

Dividends

The holders of shares of Series D, Series E and Series F are entitled to receive, when, as and if declared by the Board of Directors, non-cumulative dividends at the rate of $0.727, $0.248 and $0.171, per year on each outstanding share, respectively (as adjusted for any stock dividends, combinations or splits with respect to such shares). Series F preferred stock has preference in the payment of dividends and no dividends will be declared on Series D and E unless dividends in the full preferential amounts for Series F have been paid or declared and set apart.

Liquidation Preference

The holders of the preferred stock during a voluntary or involuntary liquidation, dissolution or winding up of the Company will receive an aggregate amount equal to the original issue price pro rata according to the number of outstanding shares of preferred stock held by each holder. The holders of Series F will have preference followed by Series E, Series D, Series C and Series B. Any remaining assets will be distributed among the holders of common stock, Series D-1, Series E, Series E-1, Series F and Series F-1 preferred stock on an as-converted basis.

In the event that the holders of Series F would receive a total return less than 1.5 times the original issue price of each share, then each holder will be entitled to be paid an amount equal to 1.5 times the original issue price prior to distributions to holders of any other series of stock.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

The Series D-1, E-1 and F-1 do not have any liquidation preferences. There are no outstanding shares of the Series D-1 preferred stock.

Conversion Rights

Each share of redeemable convertible preferred stock and convertible preferred stock is convertible, at the option of its holder, into the number of fully paid shares of common stock which result from dividing the applicable original issue price per share by the applicable conversion price per share at the time of conversion. The following table sets forth the original issue price, conversion price and conversion rate per share in effect for each series of redeemable convertible preferred stock and convertible preferred stock as of December 31, 2011:

	Issue Price	Conversion Price	Conversion Rate
Series B	$7.59	$7.60	1.00
Series C	$7.59	$3.80	2.00
Series D	$9.09	$4.30	2.11
Series D-1	—	—	—
Series E	$3.10	$2.71	1.14
Series E-1	$3.10	$2.71	1.14
Series F	$1.91	$1.91	1.00
Series F-1	$1.91	$1.91	1.00

The conversion price of each series of redeemable convertible preferred stock and convertible preferred stock which was initially set at an amount equal to the issue price is subject to adjustment for stock dividends, stock splits, recapitalization and upon the occurrence of certain triggering events related to anti-dilution protection rights. The conversion prices for the Series C, Series D, Series E, Series D-1 and Series E-1 shares were reduced at the time the Series F was issued because the Series F shares were issued at a lower price than the Series C, Series D, Series E, Series D-1 and Series E-1 conversion prices that were applicable at the time of the Series F issuance.

Each share of redeemable convertible preferred stock shall automatically be converted into fully paid and non-assessable shares of common stock: (i) immediately prior to the closing of a firm commitment underwritten public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, covering the offer and sale of common stock in which the aggregate public offering price equals or exceeds $75.0 million and the public offering price per share of which equals or exceeds $6.67 per share provided, however, that, if the Board of Directors determines that a non-US Listing is most appropriate, then each share of preferred stock shall automatically be converted into fully paid and non-assessable shares of common stock, as provided herein upon a listing of shares for sale on the London Stock Exchange in which the aggregate public offering price equals or exceeds $75.0 million and the public offering price per share of which equals or exceeds $6.67 per share; or (ii) upon the Company’s receipt of written consent of a majority of investors as defined by the Company’s Charter to the conversion of all then outstanding redeemable convertible preferred stock.

Redemption Rights

To the extent that any outstanding shares of Series B, Series C, Series D, Series E, and Series F (“Senior Preferred Stock”) have not been redeemed or converted into common stock prior to June 11, 2016, the Company shall upon receiving a written request at least 20 days prior to June 11, 2016, for the redemption of all shares of Senior Preferred Stock signed by a majority of the investors as defined by the Series F Preferred Stock Charter, at any time after March 11, 2016, redeem in three (3) annual instalments beginning on the date three (3) months following its receipt of such redemption notice, all of the shares of Senior Preferred Stock then outstanding and, on each successive anniversary thereof, redeem that number of shares of Senior Preferred Stock equal to the amount determined by dividing (A) the aggregate number of shares of Senior Preferred Stock outstanding immediately prior to the redemption date (on an as-converted to common stock basis) by (B) the number of remaining redemption dates (including the redemption date to which such calculation applies). The redemption price is equal to the original issue price of each series of the Senior Preferred Stock.

All series of redeemable convertible preferred stocks issued by the Company are redeemable only at the option of the holders and thus do not meet the definition of mandatorily redeemable instruments.

8.	Preferred Stock Warrants

In March 2004, the Company issued a warrant to purchase 1,000 shares of Series B to Pictet Private Equity Investors SA in connection with a loan and security agreement at an exercise price of $7.594 per share. The warrant was fully vested and exercisable at any time to January 3, 2012.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

In July 2004, the Company issued a warrant to purchase 10,000 shares of Series B to ETV Capital SA (ETV) in connection with a loan and security agreement at an exercise price of $7.594 per share. The warrant is fully vested and exercisable at any time to July 29, 2014.

In July 2006, the Company issued a warrant to purchase 72,000 shares of Series C to ETV in connection with a loan and security agreement at an exercise price of $7.594 per share. The warrant is fully vested and exercisable at any time to July 21, 2016.

In April 2008, the Company issued a warrant to purchase 74,000 shares of Series D to ETV in connection with a loan and security agreement at an exercise price of $9.089 per share. The warrant is fully vested and exercisable at any time to April 28, 2018.

On February 4, 2009, the Company issued a warrant to purchase 46,000 shares of Series E to ETV in connection with the debt arrangement. The warrant is fully vested and exercisable at any time to July 21, 2016.

In July 2007, the Company issued warrants to purchase in aggregate 275,000 shares of Series D-1 in connection with convertible loan notes issued to certain existing investors in December 2006 at an exercise price of $9.089 per share. The warrants are fully vested and exercisable at any time to April 28, 2018. In March 2010, the Company agreed upon a restructuring of the loan and security agreement entered into in November 2008 with ETV (See Note 6). In consideration of the restructuring, it was agreed that all of the Series D warrants issued to ETV would be cancelled and replaced, and at ETV’s election either: i) warrants to purchase 218,000 shares of Series E and 113,000 shares of Series E-1 at an exercise price of $3.099 and $0.0001 per share respectively; or ii) warrants to purchase 264,000 shares of Series E and 136,000 shares of Series E-1 at an exercise price of $3.099 and $0.0001 per share respectively plus an additional return of $141,000 was offered as replacement option. On June 15, 2010 ETV elected option i) and the Company issued a warrant to purchase 76,000 shares of Series F and 18,000 shares of Series F-1 at an exercise price of $1.905 and $0.0001, respectively, in addition to warrants to purchase Series E and Series E-1. The Series E, E-1, F and F-1 warrants are fully vested and exercisable at any time to May 7, 2018.

In November 2010, the Company issued a warrant to purchase 132,000 shares of Series F to SVB in connection with a loan and security agreement at an exercise price of $1.905 per share. The warrant is fully vested and exercisable at any time to November 5, 2020. In April 2011 and July 2011, the Company issued additional warrants (aggregate of 79,000) to SVB in connection with resetting of debt covenants.

The Company records the preferred stock warrants as a liability at the initial grant date fair value and thereafter records gains and losses arising from the change in the fair value of the preferred stock warrants as a component of other income (expense), in the consolidated statements of operations. The fair value of the warrants was determined using the option pricing model used to allocate the equity value of the Company to the various securities in the capital structure. The Company recorded losses of $303,000 and $75,000 for the years ended December 31, 2011 and 2010, respectively.

A summary of preferred stock warrants outstanding is as follows (in thousands, except per share amounts):

			Number of shares as of		Fair Value as of
Preferred Stock Warrants	Expiration Dates through	Exercise Price	December 31,		December 31,
			2011	2010	2011	2010
Series B	July 29, 2014	$7.59	11	11	$—	$—
Series C	July 21, 2016	$7.59	101	101	1	—
Series D-1	April 28, 2018	$9.09	275	275	2	3
Series E/E-1	May 7, 2018	$3.10	331	331	27	42
Series F/F-1	November 5, 2020	$1.91	305	226	465	147

			1,023	944	$495	$192

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

All warrants set out in the table above may be exercised on a net issuance basis whereby the warrant holder will receive consideration to the extent proceeds exceed the exercise price stated above.

Upon the acquisition by Mindspeed as discussed in Note 14, Series F warrants were exercised on a net basis into Series F preferred stock. All other warrants were out of the money and expired unexercised.

PICOCHIP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

9.	Common Stock

Each share of common stock has the right to one vote per share. The holders of common stock are also entitled to receive dividends as and when declared by the Board of Directors of the Company, whenever funds are legally available. These rights are subordinate to the dividend rights of holders of all classes of stock outstanding at the time.

10.	Stock-based Compensation Plans

In March 2004, the Board of Directors of the Company adopted the 2004 Enterprise Incentive Plan, as amended (the “Plan”). The Plan provides for the issuance of incentive and non-statutory options to employees of the Company and its subsidiaries. The Plan is administered by the remuneration committee of the Board of Directors of the Company (the “Plan Administrator”).

The Plan Administrator determines various terms and conditions of option and restricted stock grants, including option expiration dates (generally ten years from the date of grant), vesting terms (generally over a four-year period, with 25% vesting at the end of the first year and the balance vesting rateably on a monthly basis over the remaining period), and payment terms. The Plan provides for stock option grants at an exercise price no less than 85% of fair market value as determined by the Plan Administrator, but, in the case of incentive stock options, no less than 100% of the current value of the common stock subject to the option on the date of grant.

Given the absence of a public trading market, the Company’s Board of Directors considered numerous objective and subjective factors to determine the fair value of its common stock at each meeting at which stock option grants were approved. These factors included, but were not limited to: (i) contemporaneous valuations of common stock; (ii) the rights and preferences of redeemable convertible preferred stock relative to common stock; (iii) the lack of marketability of common stock; (iv) developments in the business; (v) recent issuances of redeemable convertible preferred stock; and (vi) the likelihood of achieving a liquidity event, such as an initial public offering, or sale of the Company, given prevailing market conditions. These determinations of fair market value were used for the purpose of determining the Black-Scholes fair value of the Company’s stock option awards and related stock-based compensation expense.

The Plan was amended in 2007 to provide the Company a right of rescission to re-acquire common shares acquired through the exercise of stock options at fair value, for a period up to six months from the exercise date. Through December 31, 2011, the Company has never exercised its rescission right.

Upon the Company’s acquisition by Mindspeed as discussed in Note 14, all of the Company’s stock options expired unexercised as they had no value.

Stock Options

The per-share fair value of each stock option was determined on the date of grant using the Black-Scholes option pricing model using the following assumptions:

	Year Ended December 31,
	2011	2010
Expected life (in years)	6.25 years	6.25 years
Risk-free interest rate	2.36%	1.58% - 2.42%
Expected volatility	60%	55% - 60%
Expected dividend yield	0%	0%

The expected life of the stock options granted represents the weighted average period that the stock options are expected to remain outstanding. The Company determined the expected term assumption based on the Company’s historical exercise behavior combined with estimates of the post-vesting holding period. Expected volatility is based on historical volatility of peer companies in the Company’s industry that have similar vesting and contractual terms. The risk-free interest rate is based on the implied yield currently available on US Treasury issues with terms approximately equal to the expected life of the option. The Company currently has no history or expectation of paying cash dividends on its common stock.

PICOCHIP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

	Number of Shares	Weighted Average Exercise Price
	(in thousands)
Outstanding at December 31, 2010	6,130	0.04
Granted	63	0.03
Exercised	(322)	0.03
Cancelled or forfeited	(525)	0.03
Outstanding at December 31, 2011	5,346	0.04
Exercisable at December 31, 2011	3,630	0.04

Weighted-average grant-date fair value of options granted during 2011 and 2010 was $0.16 and $0.05 per share, respectively. Aggregate intrinsic value of options exercised during 2011 and 2010 was $48,000 and $1,000, respectively.

The following table summarizes all options to purchase the Company’s common stock outstanding at December 31, 2011:

	Outstanding			Exercisable
Exercise price	Number of Shares	Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number of Shares	Weighted- Average Exercise Price
	(in thousands)			(in thousands)
$0.03-0.04	5,339	8.1	$0.03	3,623	$0.03
$3.20	7	0.7	3.20	7	3.20

	5,346	8.1	$0.04	3,630	$0.04

Stock-based Compensation Expense

The total stock-based compensation expense during the years ended December 31, 2011 and 2010 recognized in the statements of operations was $350,000 and $550,000, respectively.

At December 31, 2011, there was $0.4 million of unrecognized compensation cost related to the options which is expected to be recognized over a weighted average period of 1.1 years.

11.	Commitments and Contingencies

Capital Lease Obligations

The Company has entered into various capital lease obligations related to the purchase of equipment.

The following is a schedule of future minimum lease payments due under the capital lease obligations as of December 31, 2011 (in thousands):

Year Ending December 31:
2012	$136
2013	105
2014	3

Total minimum lease payments	244
Less: amount representing interest	(24)

Present value of minimum lease payments	220
Less: current portion	(118)

Capital lease obligation, non-current	$102

PICOCHIP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

Operating Leases

The Company has operating leases relating to buildings and equipment. As of December 31, 2011, the Company’s minimum future obligations under operating leases were as follows (in thousands):

Year Ended December 31,
2012	$520
2013	429
2014	363
2015	242

Total minimum future lease payments	$1,554

Rent expense, which is being recognized on a straight-line basis over the lease term, was $693,000 million and $598,000 for years ended December 31, 2011 and 2010, respectively.

Product Warranties and Indemnification

The Company’s products typically carry a warranty for defective products for periods of up to one year. For the year ended December 31, 2010, no product warranty costs were incurred as there were no product claims with respect to sales made in that year. For the year ended December 31, 2011, the Company recorded warranty costs of $156,000. Warranty accrual at December 31, 2011, 2010 and 2009 was $156,000,$0 and $0 respectively.

The Company indemnifies its sales of software relating to liabilities in respect of patent infringements. The Company has had no history of claims on this indemnification, and no related reserves have been recorded.

Settlement of Claims

The Company previously entered into a Collaborative Research Agreement (“CRA”) with a research partner for the co-development of certain software. The CRA provided for certain revenue sharing arrangements relating to software developed under the agreement. The research partner entered a claim against the Company with respect to the entitlement to a share of past and future revenues, which the Company disputed.

In October 2009, the Company settled the claim through an agreement to pay an amount of $4.3 million to the research partner by way of the following installments in order to settle all past and future obligations between the parties. As of December 31, 2011, the Company has paid $2.2 million to the research partner in settlement of the claim. The Company has accrued future settlement payments as the liability has been incurred and the amount of the loss is fixed and determinable.

The fair value of the settlement claim liability accrued as at December 31, 2011 and 2010 is $1.9 million and $2.2 million, respectively. As of December 31, 2011, the Company payment obligations under the settlement claim liability were as follows:(in thousands):

June 30, 2012	$500
June 30, 2013	800
June 30, 2014	800

Total	2,100
Less amount representing interest	(246)

Liability at December 31, 2011	$1,854

The Company recorded a prepaid royalty for the portion of the amount that related to future periods sales, and the prepaid balance was being amortized each period based on the ratio of royalties that would have been payable in the period pursuant to the original CRA compared to the total projected royalties payable since the settlement. As of December 31, 2011, the prepaid royalty balance was $0.

PICOCHIP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

Litigation

From time to time, the Company is a party to various lawsuits, claims and other legal proceedings that arise in the ordinary course of business. The Company discloses contingencies deemed to be reasonably possible and accrues loss contingencies when, in consultation with legal advisors, it is concluded that a loss is probable and reasonably estimable.

12.	Employee Benefit Plans

The Company operates a defined contribution retirement plan for all qualified employees. The assets of the retirement plan are held in separate trustee-administered funds. The Company has no further payment obligations once the contributions have been paid. The contributions are recognized as employee benefit expense when they are due. During the years ended December 31, 2011 and 2010, the Company incurred costs of $1.2 million and $1.0 million, respectively, related to the plan.

13.	Income Taxes

The US pre-tax loss for the period totalled $1.2 million in 2011 and $1.0 million in 2010. The foreign pre-tax loss totalled $16.6 million in 2011 and $10.6 million in 2010. A credit has been claimed for research and development expenditure on the tax return that totals $3.6 million (2010: $3.4 million). As this credit is refunded without regard to taxable income, this has been netted against the research and development expense in the income statement, and not included within the tax charge.

All tax expense amounts recognized during the years ended December 31, 2011 and 2010 ($303,000 and $186,000, respectively) represented current tax expense in foreign jurisdictions.

The tax expense differs from the amount of benefit that was derived by applying the standard rate of corporation tax in the US of 35% to the losses before income taxes. The significant reconciling items consist of the utilization of the current year’s foreign net operating loss carryforwards to obtain credits for research and development expenditure, differences in the income tax rates between the US and foreign jurisdictions, reductions in the UK corporation tax rate enacted during 2010 and 2011, and changes in the valuation allowance.

Significant components of the Company’s deferred tax assets and liabilities are as follows (in millions):

	December 31,
	2011	2010
Deferred tax assets:
Net operating loss carryforwards	$7,757	$6,590
Deferred revenues	2,272	2,546
Property and equipment	1,050	808
Stock-based compensation	923	832
Accruals and other	173	716

Total deferred tax assets	12,175	11,492
Less valuation allowance	(12,175)	(11,492)

Net deferred tax assets	$—	$—

Management assesses the available positive and negative evidence to estimate if sufficient future taxable income will be generated to use the existing deferred tax assets. A significant piece of objective negative evidence evaluated was the cumulative loss incurred over the three-year period ended December 31, 2011. Such objective evidence limits the ability to consider other subjective evidence such as our projections for future growth. On the basis of this evaluation, a valuation allowance has been recognized in full against the Company’s net deferred tax assets, as there is currently insufficient evidence that the asset will be recovered in the foreseeable future. The valuation allowance increased by $683,000 and decreased by $284,000 during the years ended December 31, 2011 and 2010, respectively.

As of December 31, 2011, the Company has net operating loss carryforwards for US federal and California income tax purposes of $1.5 million each, and for UK corporation tax purposes of $28.6 million. The US federal loss carry-forwards will expire at various dates from 2013 through 2031, California loss carry-forwards will expire at various dates from 2014 to 2020, and the loss carry-forwards in the UK have no expiration date.

Utilization of the US net operating loss carryforwards may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended, and similar state provisions.

PICOCHIP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

The annual limitation may result in the expiration of net operating losses and credits before utilization. The Company has not completed a Section 382 analysis of potential past ownership changes.

As of December 31, 2011, the total amount of unrecognized tax benefits that, if recognized, would affect the Company’s effective tax rate are not material. The Company does not anticipate that its existing unrecognized tax benefits will significantly increase or decrease within the next 12 months.

The Company files income tax returns in the United States, various states, and certain foreign jurisdictions. As a result of net operating loss carryforwards, all of the Company’s tax years are subject to federal, state and foreign tax examination.

14.	Subsequent Events

Financial Covenants Violation

In January 2012, the Company was in breach of one of its financial covenants with SVB. On January 6, 2012, the Company and SVB agreed a Loan Modification Agreement which included a reset of the covenant.

Sale of Company

On February 6, 2012, the Company was acquired by Mindspeed, a leading supplier of semi-conductor solutions for network infrastructure applications. Pursuant to the terms of the purchase agreement, all the Company’s outstanding shares were converted into the right to receive consideration consisting of cash and shares of Mindspeed’s common stock. Mindspeed paid $26.7 million in cash and issued an aggregate of 5.2 million shares of Mindspeed’s common stock to the stockholders of the Company. Mindspeed may also become obligated to make additional earn-out payments, contingent on the achievement of milestones relating to: (i) revenue associated with sales of certain Picochip products for the period beginning on the closing of the acquisition and ending on December 31, 2012; and (ii) product and business development milestones. The maximum amount payable upon achievement of the revenue and development milestones is $25.0 million. Earn-out payments, if any, will be paid in the first quarter of calendar 2013, and Mindspeed may make earn-out payments in the form of cash, stock or any combination thereof.

Subsequent Events

The Company has evaluated subsequent events through June 1, 2012, for initial recognizable and disclosable subsequent events, and has included all accounting and disclosure requirements related to subsequent events in these financial statements.